EXHIBIT 23.2

Consent of Independent Petroleum Engineers

Ryder Scott Company, L.P. hereby consents to the incorporation by reference in Vital Energy, Inc.’s Registration Statements on Form S-3 (File Nos. 333-257799, 333-260479, 333-263752 and 333-271095) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of all references to our firm and information from our reserves reports as of December 31, 2022, and December 31, 2021, dated May 17, 2023, relating to the oil and gas reserves of Forge Energy II Delaware, LLC.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Houston, Texas
July 13, 2023